Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Form S-4 Registration Statement of our Report of Independent Registered Public Accounting Firm dated January 21, 2013, covering the related consolidated balance sheet of William Lyon Homes (the “Company”) as of December 31, 2011, and the related consolidated statements of operations, equity (deficit) and cash flows for each of the two years in the period ended December 31, 2011 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to (1) the Company’s Chapter 11 filing on December 19, 2011 and the related application of debtor in possession accounting for the period of such date through December 31, 2011, and (2) the lack of comparability with the prior financial statements) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Registration Statement and related Prospectus.

/s/ WINDES & MCCLAUGHRY

Irvine, California

April 5, 2013